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                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

                          CERTIFICATE OF DESIGNATIONS
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK

            (Pursuant to Section 151 of the General Corporation Law
                           of the State of Delaware)

         International Remote Imaging Systems, Inc., a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY
CERTIFY:

         That pursuant to authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Pricing Committee of the Board of Directors of the Corporation, at a meeting held on December 30, 1996, adopted a resolution providing for the creation of a series of the Corporation's Preferred Stock, $.01 par value, which series is designated "Series A Convertible Preferred Stock", which resolution is as follows:

         RESOLVED, that pursuant to authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors through its duly authorized Pricing Committee does hereby provide for the creation of a series of the Preferred Stock, $.01 par value (hereafter called the "Preferred Stock"), of the Corporation, and to the extent that the voting powers and the designations, preferences and relative, participating, optional or other special rights thereof and the qualifications, limitations or restrictions of such rights have not been set forth in the Certificate of Incorporation, as amended, of the Corporation, does hereby fix the same as follows:

                      SERIES A CONVERTIBLE PREFERRED STOCK

         SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Convertible Preferred Stock" (the "Series A Convertible Preferred Stock"), and the number of shares constituting the Series A Convertible Preferred Stock shall be 3,000, and shall not be subject to increase.

         SECTION 2. STATED CAPITAL. The amount to be represented in stated capital at all times for each share of Series A Convertible Preferred Stock shall be $1,000.

         SECTION 3.  RANK.  All Series A Convertible Preferred Stock shall rank
(i) senior to the Common Stock, $.0l par value (collectively the "Common Stock"), of the Corporation, now or hereafter issued, as to payment or distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and (ii) on a parity with or senior to any additional series of preferred stock of any class which the Board of Directors or the stockholders
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may from time to time authorize, as to distributions of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

         SECTION 4. DIVIDENDS AND DISTRIBUTIONS. (a) The holders of shares of Series A Convertible Preferred Stock shall not be entitled to receive any dividends, except as otherwise provided herein.

         (b) Unless the Corporation shall have first obtained the written consent of the holders of a majority of the Series A Convertible Preferred Stock at the time outstanding, so long as any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not pay or declare and set apart for such payment any dividend or distribution on shares of Common Stock or Junior Stock (as defined herein) (other than (1) dividends on shares of Common Stock solely in the form of additional shares of Common Stock or (2) dividends on Junior Stock solely in the form of shares of Common Stock or additional shares of Junior Stock) or recapitalize the shares of Common Stock into other securities or property or change the par value thereof.

         (c) Unless the Corporation shall have first obtained the written consent of the holders of a majority of the Series A Convertible Preferred Stock at the time outstanding, so long as any shares of Series A Convertible Preferred Stock are outstanding, neither the Corporation nor any subsidiary of the Corporation shall redeem, repurchase or otherwise acquire in any one transaction or series of related transactions any shares of Common Stock or Junior Stock if the aggregate purchase price or cost of the shares so repurchased, redeemed or otherwise acquired since the initial issuance of shares of Series A Convertible Preferred Stock (such date of initial issuance being referred to herein as the "Issuance Date") exceeds $100,000; provided, however, that this limitation shall not apply to (i) purchases of Common Stock for a cumulative purchase price of up to $2.1 million from Boehringer Mannheim Corporation pursuant to existing contractual requirements and (ii) exercise of contractual repurchase rights to repurchase (at prices below then fair market value) shares of Common Stock previously sold to employees pursuant to the Corporation's Key Employee Stock Purchase Plan or other employee stock purchase or option plan adopted by the Board of Directors and approved by the Corporation's stockholders.

         (d) Unless the Corporation shall have first obtained the written consent of the holders of a majority of the Series A Convertible Preferred Stock at the time outstanding, so long as any shares of Series A Convertible Preferred Stock are outstanding, neither the Corporation nor any subsidiary of the Corporation shall make any tender offer or exchange offer (a "Tender Offer") for outstanding shares of Common Stock.

         SECTION 5. LIQUIDATION PREFERENCE. In the event of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation an amount per share of Series A Convertible Preferred Stock equal to $1,000.00 (collectively, the "Liquidation Preference"), and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Corporation's capital stock junior as to liquidation or dividend rights to the Series A Convertible Preferred Stock (collectively, the "Junior Stock"); provided, however, that such rights shall accrue to the holders of Series A



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Convertible Preferred Stock only in the event that the Corporation's payments with respect to the liquidation preference of the holders of capital stock of the Corporation ranking senior as to liquidation rights to the Series A Convertible Preferred Stock (the "Senior Liquidation Stock") are fully met. After the liquidation preferences of the Senior Liquidation Stock are fully met, the entire assets of the Corporation available for distribution shall be distributed ratably among the holders of the Series A Convertible Preferred Stock and any other class or series of the Corporation's capital stock having parity as to liquidation rights with the Series A Convertible Preferred Stock (the "Parity Liquidation Stock") in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation price of the shares of the Series A Convertible Preferred Stock and the Parity Liquidation Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation.

         SECTION 6. NO MANDATORY REDEMPTION. The shares of Series A Convertible Preferred Stock shall not be subject to mandatory redemption by the Corporation.

         SECTION 7. NO SINKING FUND. The shares of Series A Convertible Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund.

         SECTION 8. NO OPTIONAL REDEMPTION. The shares of Series A Convertible Preferred Stock shall not be subject to redemption at the option of the Corporation.

         SECTION 9.  CONVERSION.

         (A) CONVERSION AT OPTION OF HOLDER. Holders of the Series A Convertible Preferred Stock may, upon surrender of the certificates therefor, convert any or all of their shares of Series A Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided. Each outstanding share of Series A Convertible Preferred Stock may be converted at any time at the principal executive offices of the Corporation, the office of any transfer agent for the Series A Convertible Preferred Stock, the office of any transfer agent for the Common Stock or at such other office or offices, if any, as the Board of Directors may designate, initially into such number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) determined by dividing (x) the Conversion Amount by
(y) the lower of (1) the product of the Conversion Percentage times (B) the arithmetic average of the Closing Price of the Common Stock on the five consecutive trading days immediately preceding the Conversion Date (but in no event less than $1.50 per share) (subject to equitable adjustments for stock splits, stock dividends, combinations, recapitalizations, reclassifications and similar events occurring on or after the date of filing of this Certificate of Designations with the Secretary of State of the State of Delaware), or (2) $3.56 per share (subject to equitable adjustments for stock splits, stock dividends, combinations, recapitalizations, reclassifications and similar events occurring on or after the date of filing of this Certificate of Designations with the Secretary of State of the State of Delaware) (the "Conversion Rate"). Notwithstanding the foregoing, if the Conversion Date is prior to April 1, 1997, then the Conversion Price shall be $3.56 per share (subject to equitable adjustments for stock splits, stock dividends, combinations, recapitalizations, reclassifications and similar events





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occurring on or after the date of filing of this Certificate of Designations with the Secretary of State of the State of Delaware). The "Conversion Price" shall be equal to the Conversion Amount divided by the Conversion Rate, and the Conversion Rate shall be equal to the Conversion Amount divided by the Conversion Price.

         (B)     CERTAIN DEFINITIONS.

            As used herein, the "Closing Price" of any security on any date shall mean the closing bid price of such security on such date on the principal securities exchange or market on which such security is traded.

         As used herein, the "Conversion Amount" shall be equal to $1,000.00.

         As used herein, "Conversion Date" shall mean the date on which the notice of conversion is actually received by the Corporation, in case of a conversion at the option of the holder pursuant to Section 9.

         As used herein, "Conversion Percentage" shall mean 85 percent; provided, however, that the Conversion Percentage shall decrease by one percentage point for each ten business days between the 150th day after the Issuance Date and the date on which the Registration Statement is declared effective by the SEC; but in no event shall the Conversion Percentage be less than 70% if the Corporation is proceeding in good faith to obtain the effectiveness of the Registration Statement.

         As used herein, "Registration Statement" shall mean the Registration Statement required to be filed by the Corporation with the SEC pursuant to
Section 2(a) of the Registration Rights Agreement.

         As used herein, "Registration Rights Agreement" shall mean the Registration Rights Agreement between the Corporation and the original holder of the Series A Convertible Preferred Stock.

         As used herein, "SEC" shall mean the United States Securities and Exchange Commission.

         (C) OTHER PROVISIONS. Notwithstanding anything in this Section 9, no change in the Conversion Amount shall be made that would result in a Conversion Price of less than the par value of the Common Stock.

         The right of the holders of Series A Convertible Preferred Stock to convert their shares shall be exercised by delivering to the Corporation or its agent, as provided above, a written notice, duly signed by or on behalf of the holder, stating the number of shares of Series A Convertible Preferred Stock being converted, and such holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such conversion at the close of business on the date such notice of conversion is so delivered. Promptly, but in no event later than ten business days after delivery of a notice of conversion, such holder shall surrender for such purpose





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to the Corporation or its agent, as provided above, certificates representing shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer. The Corporation shall pay any tax arising in connection with any conversion of shares of Series A Convertible Preferred Stock except that the Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery upon conversion of shares of Common Stock or other securities or property in a name other than that of the holder of the shares of the Series A Convertible Preferred Stock being converted, and the Corporation shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

         The Corporation (and any successor corporation) shall take all action necessary so that a number of shares of the authorized but unissued Common Stock (or common stock in the case of any successor corporation) sufficient to provide for the conversion of the Series A Convertible Preferred Stock outstanding upon the basis hereinbefore provided is at all times reserved by the Corporation (or any successor corporation), free from preemptive rights, for such conversion, subject to the provisions of the next succeeding paragraph. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series A Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series A Convertible Preferred Stock on the new basis. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the outstanding shares of Series A Convertible Preferred Stock, the Corporation promptly shall seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         In case of any consolidation with, or merger of the Corporation into, any other entity, or any merger of another entity into the Corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), or in case of any sale or transfer of all or a majority of the assets of the Corporation, or in the case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Corporation shall make appropriate provision or cause appropriate provision to be made so that each holder of shares of Series A Convertible Preferred Stock then outstanding shall have the right thereafter to convert such shares of Series A Convertible Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock could have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer or share exchange. In such event, the Conversion Price shall be lowest of the amount determined pursuant to Section 9(a) or the average Closing Price of the Common Stock for the five trading days ending on the tenth trading day preceding the first public announcement of the pricing terms of





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the consolidation, merger or other transaction or the average Closing Price of the Common Stock for the five trading days ending on the tenth trading day prior to the first public announcement, if any, that the Corporation was considering a sale or other disposition of its business or was engaged in acquisition discussions or had received an acquisition offer. In the event of a Tender Offer, the Conversion Price shall be lowest of the amount determined pursuant Section 9(a) or the average Closing Price of the Common Stock for the five trading days ending on the tenth trading day preceding the first public announcement of the pricing terms of the Tender Offer or the average Closing Price of the Common Stock for the five trading days ending on the tenth trading day prior to the first public announcement, if any, that the Corporation was considering a sale or other disposition of its business or was engaged in acquisition discussions or had received an acquisition offer; in such event, the holders of the Series A Convertible Preferred Stock shall be entitled to convert such shares into Common Stock on the condition that such shares of Common Stock are purchased in the Tender Offer. If, in connection with any such consolidation, merger, sale, transfer, or share exchange, each holder of shares of Common Stock is entitled to elect to receive either securities, cash, or other assets upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Series A Convertible Preferred Stock an equivalent right on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made, and the effect of failing to exercise the election). The Corporation shall not effect any such transaction unless the provisions of this paragraph have been complied with. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers, share exchanges or Tender Offers.

         If a holder shall have given a notice of conversion of shares of Series A Convertible Preferred Stock, upon surrender of certificates representing shares of Series A Convertible Preferred Stock for conversion, the Corporation shall issue and deliver to such person at an address to be specified by such person certificates for the Common Stock issuable upon such conversion within five business days after such surrender of certificates. If a holder shall have given a notice of conversion as provided herein and shall have made the aforesaid surrender of certificates, the Corporation's obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional. If the Corporation fails to issue and deliver the certificates for the Common Stock to the holder converting shares of Series A Convertible Preferred Stock pursuant to the first sentence of this paragraph as and when required to do so, in addition to any other liabilities the Corporation may have hereunder and under applicable law, the Corporation shall pay or reimburse such holder on demand for all out-of-pocket expenses including, without limitation, fees and expenses of legal counsel incurred by such holders as a result of such failure.

         No fractional shares of Common Stock shall be issued upon conversion of Series A Convertible Preferred Stock but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of such shares surrendered for conversion at one time by the same holder, the Corporation at its option (a) may pay in cash an amount equal to the product of (i) the arithmetic average of the Closing Price of a share of Common Stock on the three consecutive trading days ending on the trading day immediately preceding the Conversion Date and (ii) such fraction of a share or
(b) may issue an additional share of Common Stock.





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          In case the Corporation shall issue rights or warrants on a pro rata basis to all holders of the Common Stock entitling such holders to subscribe for or purchase Common Stock or other securities, or if the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness or assets, the holders of Series A Convertible Preferred Stock shall be entitled participate in the transaction or distribution on a basis and with notice that the Board of Directors determines to be fair to the holders of the Series A Convertible Preferred Stock and appropriate in light of the basis on which holders of the Common Stock are to participate in the transaction.

         Whenever the Corporation shall propose to take any of the actions specified in the fourth paragraph of this Section 9(c), the Corporation shall cause a notice to be mailed at least 20 days prior to the date on which the books of the Corporation will close or on which a record will be taken for such action, to the holders of record of the outstanding Series A Convertible Preferred Stock on the date of such notice. Such notice shall specify the action proposed to be taken by the Corporation and the date as of which holders of record of the Common Stock shall participate in any such actions or be entitled to exchange their Common Stock for securities or other property, as the case may be. Failure by the Corporation to mail the notice or any defect in such notice shall not affect the validity of the transaction.

         (D) MANDATORY CONVERSION. On December 31, 1999 (the "Mandatory Conversion Date") all of the shares of Series A Convertible Preferred Stock then outstanding shall be automatically converted, in accordance with the provisions of Section 9(a) and Section 9(c), into shares of Common Stock as if as if the Mandatory Conversion Date were the Conversion Date as to all such shares. Upon the surrender of certificates for shares of Series A Convertible Preferred Stock by the holder, the Corporation shall issue and, within five trading days after such surrender, deliver to or upon the order of such holder that number of shares of Common Stock as shall be issuable in respect to the conversion of the number of shares of Series A Convertible Preferred Stock converted into Common Stock as shall be determined in accordance herewith.

         SECTION 10. VOTING RIGHTS. Except as otherwise required by law or expressly provided herein, shares of Series A Convertible Preferred Stock shall not be entitled to vote on any matter.

           The affirmative vote or consent of the holders of a majority of the outstanding shares of the Series A Convertible Preferred Stock, voting separately as a class, will be required for (1) any amendment, alteration, or repeal, whether by merger or consolidation or otherwise, of the Corporation's Certificate of Incorporation if the amendment, alteration, or repeal materially and adversely affects the powers, preferences, or special rights of the Series A Convertible Preferred Stock, or (2) the creation and issuance of any Senior Liquidation Stock; provided, however, that any increase in the authorized preferred stock of the Corporation or the creation and issuance of any stock which is Junior Stock or any other capital stock of the Corporation ranking on a parity with the Series A Convertible Preferred Stock shall not be deemed to affect materially and adversely such powers, preferences, or special rights.





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         SECTION 11.  OUTSTANDING SHARES.  For purposes of this Certificate of
Designations, all shares of Series A Convertible Preferred Stock shall be deemed outstanding except (i) from the date of delivery of notice of conversion of shares of Series A Convertible Preferred Stock into Common Stock in accordance with the provisions hereof, all shares of Series A Convertible Preferred Stock converted into Common Stock and (ii) from the date of registration of transfer, all shares of Series A Convertible Preferred Stock held of record by the Corporation or any subsidiary or Affiliate (as defined herein) of the Corporation. For the purposes of this Certificate of Designations, "Affiliate" means any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Corporation. "Control" is the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise.





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         IN WITNESS WHEREOF, International Remote Imaging Systems, Inc. has
caused its corporate seal to be hereunto affixed and this certificate to be
signed by its               as of the 31st day of December, 1996.



                                       By:  [SIG]
                                           --------------------------------
                                           Name:
                                           Title:





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